Filed pursuant to Rule 433 │Registration Statement Nos. 333-162193 and 333-162193-01

RBS US Large Cap Trendpilot™ Exchange Traded Notes

Dear Valued Client,

RBS Securities Inc. recently commenced the offering in the United States of exchange traded notes issued by The Royal Bank of Scotland N.V. The RBS US Large Cap Trendpilot™ Exchange Traded Notes (RBS ETNs) are listed on NYSE Arca, Inc. under the ticker "TRND."

For material terms of the RBS ETNs, including important risks that you should consider before investing, please read the Pricing Supplement and Prospectus. For additional information on the RBS ETNs and exchange traded notes in general, please see the following Fact Sheet and FAQ

The Royal Bank of Scotland N.V. (RBS NV) and RBS Holdings N.V. (RBS Holdings) have filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (SEC) for the offering of RBS ETNs to which this communication relates. Before you invest in any RBS ETNs, you should read the prospectus in that registration statement and other documents that have been filed with the SEC for more complete information about RBS NV and RBS Holdings, and the offering. You may get these documents for free by visiting EDGAR on the SEC's web site at www.sec.gov. Alternatively, RBS NV, RBS Holdings, RBS Securities Inc. or any dealer participating in the relevant offering will arrange to send you the prospectus and the pricing supplement at no charge if you request it by calling 1-855-RBS-ETPS (toll-free). RBS Securities Inc.